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                                  EXHIBIT 21



          The following are Subsidiaries of the Registrant:

          SQL Financials, LLC, a Georgia limited liability company

          SQL Financials Europe, Inc., a Delaware corporation

          Clarus CSA, Inc., a Delaware corporation